Exhibit 99.1
VNUS Medical Technologies to Distribute Medtronic Vascular Surgery Device
Innovative U-Clip™ Anastomotic Devices Will Expand VNUS’ Offerings within the Vascular Surgery Market
SAN JOSE, Calif. — January 30, 2006 — VNUS® Medical Technologies, Inc. (NASDAQ: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous reflux disease, announced today that it has acquired exclusive distribution rights within the U.S. vascular surgery market to the U-Clip™ anastomotic device manufactured by Medtronic, Inc. (NYSE: MDT). The U-Clip device is a proprietary, self-closing device designed to create high-quality connections between blood vessels, or anastomoses, without tying knots or managing sutures.
In both peripheral bypass surgery and arteriovenous (AV) access surgery, tiny stitches of suture material are traditionally used to connect blood vessels together. The quality of this connection is critical to the long-term success of the procedure.
AV access procedures such as AV fistula surgery involve the joining of a vein and artery together to form a location of blood vessel access for patients who are undergoing hemodialysis. In the U.S., approximately 300,000 patients receive hemodialysis annually. This number is expected to continue to increase due to the aging of the population and projected growth of the hemodialysis patient population.
The U-Clip device design facilitates the surgeon’s use of an interrupted suture technique, which results in a more compliant anastomosis, allowing better contraction and expansion of the blood vessels compared to the use of continuous suture technique. The clinical benefit of an interrupted suture technique is especially apparent in an AV fistula created from small blood vessels, but in the past has been more time consuming and tedious to create. The U-Clip device is made of a unique shape-memory metal called nitinol, which quickly returns to an original configuration after being flexed. It is available in multiple sizes and lengths and has been used in more than 300,000 anastomoses since its introduction in 2000.
“We believe that the U-Clip device offers surgeons a fast and easy way to implement the benefits of interrupted suturing when joining blood vessels,” stated VNUS President and CEO, Brian E. Farley. “With vascular surgeons commonly performing both AV fistula and arterial bypass surgery, this unique technology provides a strong potential sales and marketing synergy with our flagship VNUS Closure® product line, which is routinely sold in the vascular surgery market.”
The initial term of the distribution agreement is for five years with two automatic one year renewal terms. Pursuant to the agreement, VNUS is required to satisfy yearly quota requirements to retain its distribution rights. Medtronic will retain all distribution rights to the product in non-vascular surgery markets.

ABOUT VNUS MEDICAL TECHNOLOGIES, INC.
VNUS Medical is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to close diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.
Forward Looking Statements
VNUS has made forward-looking statements in this press release within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “intends”, “expect” and “potential”, or variations of such words, are intended to identify such forward-looking statements in this press release. These statements are based on information available to VNUS as of the date of this press release and represent VNUS’ judgment only as of the date of this press release. Actual results may differ materially from current expectations based on a number of factors, including, among other things, the rate of market adoption of the U-Clip product in the vascular surgery market. Therefore, the reader is cautioned not to rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.
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